Exhibit 10.11

THIRD AMENDMENT TO
EMPLOYMENT AGREEMENT OF STEPHEN FERRONE

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made by and between IMMUNOSYN CORPORATION, a Delaware corporation (the “Company”), and STEPHEN FERRONE (the “Executive”).

WHEREAS, the parties hereto entered into an Employment Agreement, dated as of October 15, 2007 (the “Agreement”);

WHEREAS, the Agreement was amended pursuant to the First Amendment to Employment Agreement of Stephen Ferrone, dated November 15, 2007;

WHEREAS, the Agreement was further amended pursuant to the Second Amendment to Employment Agreement of Stephen Ferrone, dated August 19, 2008;

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement;

WHEREAS, effective December 31, 2009, the Company and Executive irrevocably agreed to defer all of Executive’s Base Salary for the period beginning on January 01, 2010 and ending on December 31, 2010 to be paid in its entirety without interest in a lump sum on December 31, 2010; and

WHEREAS, the parties desire the terms of this Amendment to confirm such agreement.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.           Section 3(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“3.           (a)  Salary

(i)
Base Salary.  During the Term, the Company shall pay the Executive a base salary (“Base Salary”).  The Base Salary shall be Three Thousand Dollars ($3,000 USD) per month (or pro rata portion thereof) payable semi-monthly (less applicable taxes and withholdings) (if calculated on an annualized basis, such Base Salary would result in an annual salary of Thirty Six Thousand Dollars ($36,000.00 USD).  The Base Salary shall be subject to annual review by the Board or the Compensation Committee thereof for discretionary periodic increases but not decreases.

(ii)
Deferred Base Salary.  Notwithstanding Section 3(a)(i) above, effective as of August 19, 2008 (“Deferral Effective Date”), Executive’s Base Salary for the period August 19, 2008 through December 31, 2010, (“Deferred Base Salary”) shall be irrevocably deferred until December 31, 2010.  On December 31, 2010, Company shall pay the Deferred Base Salary to Executive without interest.”

2.           A new Section 3(i) shall be added to the end of Section 3 as follows:

“(i)  Termination of Deferred Base Salary Arrangement.  Notwithstanding anything to the contrary in this Agreement, the Company at its sole discretion may terminate Section 3(a)(ii) and pay the Deferred Base Salary at any time prior to December 31, 2010, provided, however, such termination is completed pursuant to Treas. Reg. § 1.409A-3(j)(4)(ix).”

3.           Except as amended hereby, all of the terms and provisions of the Agreement remain in full force and effect.

4.           The Amendment may be executed in one or more counterparts and via facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS HEREOF, the undersigned have duly executed this Amendment as of the day and year first above written.

IMMUNOSYN CORPORATION
By:_____________________________
Name: Douglas A. McClain, Jr.
Title: Chief Financial Officer

/s/ Stephen Ferrone
STEPHEN FERRONE